Exhibit 99.(d)(65)(b)

Advanced Series Trust

AST Academic Strategies Asset Allocation Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this          day of July, 2008 between Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST), a Maryland corporation (together, the Co-Managers), and Pacific Investment Management Company LLC (PIMCO or the Subadviser), a Delaware limited liability company.

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Fund) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Fund; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Fund and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Fund, referred to herein as the Fund) and to manage such portion of the Fund as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Fund (the Board), the Subadviser shall provide investment management services to such portion of the Fund’s portfolio, including the purchase, retention and disposition of securities therein, in accordance with the Fund’s investment objectives, policies as the Co-Managers shall direct and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), as delivered from time to time by the Co-Managers and subject to the following understandings:

(i) The Subadviser shall provide investment advisory services for such portion of the Fund’s portfolio as the Co-Managers shall direct, and the Subadviser shall have discretion without prior consultation with the Co-Managers to determine, from time to time, what investments and securities will be purchased, retained, sold, or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall, act in conformity with the Prospectus of the Fund and any procedures adopted by the Board applicable to the Fund including any amendments to those procedures (Board Procedures) provided to it by the Co-Managers a reasonable time prior to the implementation thereof (the Fund Documents), comply with the written instructions and directions of the Co-Managers and of the Board, and co-operate with the Co-Managers’ (or their designees) personnel responsible for monitoring the Fund’s compliance.  The Subadviser shall also comply at all times with the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), and all other applicable federal and state laws and regulations, including securities law.  In addition, Subadviser agrees to use its best efforts to enable the Fund to comply with Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) relating to diversification requirements for variable annuity, endowment, or life insurance contracts and further agrees to use its best efforts to enable the Fund to comply with any other provision of the Code if specifically instructed to do so by the Co-Managers in a writing setting forth the specific investment guideline amendment based on such Code provision and agreed to by the Subadviser.  The Co-Managers shall provide Subadviser, in a timely fashion, with copies of any updated Fund Documents.

(iii) The Subadviser shall determine the securities and commodities or other assets to be purchased or sold by such portion of the Fund’s portfolio, as applicable, and shall place orders with or through such persons, brokers, dealers or futures commission merchants (including, but not limited to, any broker or dealer affiliated with the Co-Managers or the Subadviser) in accordance with the Fund’s policy with respect to brokerage as set forth in the Fund’s Prospectus or as the Board may direct from time to time. In providing the Fund with investment advisory services, it is recognized that the Subadviser shall give primary consideration to securing best execution.  Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party.  In pursuing best execution, the Subadviser shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage and/or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Subadviser (or the Co-Managers) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security, commodity, or other asset to be in the best interest of the Fund as well as other clients of the Subadviser or clients of affiliates of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, commodities, or other assets to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and best execution.  In such event, allocation of the securities, commodities, or other assets so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Fund’s portfolio transactions effected by it as required by any applicable federal or state securities laws or regulations, including the 1940 Act, the 1934 Act and the Advisers Act.  The Subadviser shall furnish to the Co-Managers or the Board all information relating to the Subadviser’s services under this Agreement reasonably requested by the Co-Managers and the Board within a reasonable period of time after the Co-Managers or the Board makes such request.  The Subadviser shall make reasonably available its employees responsible for management of the Fund for consultation with any of the trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v) The Subadviser shall provide the Fund’s custodian (the Custodian) on each business day with information relating to all transactions concerning the portion of the Fund’s assets it manages.  The Subadviser shall furnish the Co-Managers with information concerning portfolio transactions each day and such other reports as agreed upon from time to time concerning transactions, portfolio holdings and performance of the Fund, in such form and frequency as may be mutually agreed upon from time to time.  The Subadviser agrees to discuss the management of the Fund with the Co-Managers and the Board as either or both shall from time to time reasonably request.

(vi) If the Custodian enters into securities lending transactions that are initiated by the Co-Managers, the Co-Managers or the Custodian shall be responsible for ensuring that the securities or other assets in the Fund are available for sale at all times.  The Subadviser shall not be liable for any loss resulting from the sale by the Subadviser of a security that is not available in the Fund for settlement as a result of such securities lending transactions that are initiated by the Co-Managers.  Subject to the Subadviser’s applicable standard of care as set forth herein, to the extent that the Subadviser initiates any securities lending transactions, the Subadviser shall be responsible for ensuring that the securities involved in such transactions are available to settle any trades initiated by the Subadviser.

(vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.  Subject to the Subadviser’s responsibility to the Fund, the Co-Managers agree that Subadviser may give advice or exercise investment responsibility and take such other action with respect to other individuals or entities which may differ from advice given to the Fund.  Further, the Co-Managers acknowledge that the Subadviser, or its agents, or employees, or any of the accounts the Subadviser advises, may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may or may not have an interest from time to time, whether such transactions involve the Fund or otherwise.

(viii) The Subadviser and the Co-Managers understand and agree that if the Co-Managers manage the Fund in a “manager-of-managers” style, the Co-Managers shall, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Board regarding the results of their evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(ix) The Subadviser acknowledges that the Co-Managers and the Fund intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Fund with respect to transactions in securities for the Fund’s portfolio or any other transactions of Fund assets.

(x)  Concurrently with the execution of this Agreement, the Subadviser is delivering to the Co-Managers a copy of Part II of its Form ADV, as amended.  The Co-Managers acknowledge receipt of such copy.

(xi) Notwithstanding any other provision to the contrary, the Subadviser shall have no obligation to perform the following services or to have employees of the Subadviser perform the following roles, as applicable:  (a) preparing and filing material for distribution to shareholders of the Fund, including statistical information about the Fund and material regarding the Fund’s performance or investments; (b)  providing employees to serve as officers of the Fund; or (c) providing employees to serve as the Fund’s Chief Compliance Officer and associated staff.

(b) The Subadviser shall keep the Fund’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof in the form and for the period required by Rule 31a-2 under the 1940 Act.  The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser shall surrender promptly to the Fund any of such records upon the Fund’s request, provided, however, that the Subadviser may retain a copy of such records.  The Fund’s books and records maintained by the Subadviser shall be made available, within ten (10) business days of a written request, to the Fund’s accountants or auditors during regular business hours at the Subadviser’s offices.  The Fund, the Co-Managers or their respective authorized representatives shall have the right to copy any such books and records in the Subadviser’s possession.  These books and records shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations.  The Subadviser agrees that the policies and procedures it has established for managing the Fund portfolio, including, but not limited to, all policies and procedures reasonably designed to prevent violation of federal and state laws and regulations governing the adviser/client relationship and management and operation of the Fund, shall be made available for inspection by the Fund, the Co-Managers or their respective authorized representatives upon reasonable written request within not more than ten (10) business days.

(c) The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Co-Managers and the Fund, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics.  The Subadviser shall follow such Code of Ethics in performing its services under this Agreement.  Further, the Subadviser represents that it maintains adequate compliance procedures in compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which it shall provide to the Co-Managers and the Fund upon reasonable request.  The Subadviser shall ensure that its employees comply in all material respects with the provisions of Section 16 of the 1934 Act, and to cooperate reasonably with the Co-Managers for purposes of filing any required reports with the Commission or such other regulator having appropriate jurisdiction.

(d)  The Subadviser shall furnish to the Co-Managers, upon reasonable request, information relating to the Fund that is kept or maintained in connection with Subadviser’s compliance policies and procedures.

(e) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund’s portfolio and shall report its proxy voting record to the Co-Managers as reasonably requested by the Co-Managers to permit the Fund to comply with the requirements of Form N-PX.

(f) Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) shall assist the valuation committee of the Fund or the Co-Managers in valuing securities of the Fund as may be required from time to time, including the provision of information known to the Subadviser related to the securities being valued.  Notwithstanding the foregoing, the Co-Managers acknowledge and agree that the Subadviser is not a pricing vendor for the Fund and does not have responsibility for determining the price of any security,  commodity, or other asset in the calculating the Fund’s net asset value per share.

 (g) The Subadviser shall provide the Co-Managers with any information reasonably requested regarding its management of the Fund’s portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the Commission.  The Subadviser shall provide the Co-Managers with certification, documentation or other information reasonably requested or required by the Co-Managers for purposes of the certifications of shareholder reports by the Fund’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation.  The Subadviser shall promptly inform the Fund and the Co-Managers if, to the Subadviser’s knowledge, any information in the Prospectus is (or will become) inaccurate or incomplete.

(h) The Subadviser shall comply with Board Procedures provided to the Subadviser by the Co-Managers or the Fund.  The Subadviser shall notify the Co-Managers as soon as reasonably practicable upon detection of any material breach of such Board Procedures.

(i) The Subadviser shall keep the Fund and the Co-Managers informed of developments relating to its duties as Subadviser of which the Subadviser has knowledge that would materially affect the Fund.  In this regard, the Subadviser shall provide the Fund, the Co-Managers, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Co-Managers may from time to time reasonably request.  Additionally, prior to each Board meeting, the Subadviser shall provide the Co-Managers and the Board with reports regarding the Subadviser’s management of the Fund’s portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Co-Managers.  The Subadviser shall certify quarterly to the Fund and the Co-Managers that it and its “Advisory Persons” (as defined in Rule 17j-under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future.  Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser’s Code of Ethics and compliance program, respectively, to the Fund and the Co-Managers.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement.  The Co-Managers shall provide (or cause the Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3. The assets of the Fund shall be maintained in the custody of the Custodian as designated within an agreement between the Fund and the Custodian.  Subadviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of Subadviser properly authorized to give such instruction.

4. For the services provided and the expenses assumed pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefore, a fee equal to the percentage of the Fund’s average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A.  Such fee shall be a joint and several liability of the Co-Managers.  Expense caps or fee waivers for the Fund that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

5.(a) The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Co-Managers in connection with the matters to which this Agreement relates, including losses resulting from the Subadviser’s acts or omissions taken in reliance upon inconsistent instructions given to the Subadviser by the Co-Managers, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Fund may have against the Subadviser under federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Co-Managers’ willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.  The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

(b). The Co-Managers acknowledge and agree that the Subadviser makes no representation or warranty, expressed or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

6. Subject to the right of each of the Co-Managers and Subadviser, to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction over it, the parties hereto shall treat as confidential all non-public information pertaining to the Fund and the actions of each the Co-Managers and Subadviser in respect thereof.  In accordance with Regulation S-P, if non-public, personal information regarding either party’s customers or consumers is disclosed to the other party in connection with the Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

7. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, all without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.  The Co-Managers shall promptly notify the Subadviser of the termination of the Management Agreement.  The Subadviser agrees that it shall promptly notify the Fund and the Co-Managers of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of the Subadviser; provided that the Subadviser need not provide notice of such an anticipated event before the anticipated event is a matter of public record.  Notwithstanding any provisions to the contrary in this Agreement, this Agreement shall terminate automatically upon notice to the Subadviser of the execution of a new Agreement with a successor Subadviser.

8. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and at One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for ASISI); (2) to the Fund:  Gateway Center Three, 4th Floor, 100 Mulberry Street, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser:  840 Newport Center Drive, Newport Beach, California 92660, Attention to the Chief Legal Officer, Copy to Stephen Beaumont, Executive Vice President.

9. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

10. During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use such material if the Subadviser reasonably objects in writing after receipt thereof.  Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment, confirmed email or hand delivery.

11. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

12. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

13. This Agreement shall be governed by the laws of the State of New York.

14. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.  The Subadviser may delegate trade execution and other support functions (but not portfolio management) to its affiliates and may share such information as necessary to accomplish these purposes. Additionally, the Subadviser may delegate back office services to State Street Investment Manager Solutions, LLC (State Street).    The Subadviser represents and warrants that such affiliates and State Street are subject to confidentiality obligations that are substantially similar to the Subadviser’s confidentiality obligations under the Confidentiality Agreement between the Subadviser and the Co-Managers and under Section 6 of this Agreement. In all cases whatsoever, the Subadviser shall remain liable to the same extent as if such services provided by its affiliates and State Street were provided directly by the Subadviser.  No additional fees, charges, costs, or expenses shall be imposed on, or borne by, the Co-Managers or the Fund for such services except as otherwise expressly agreed to in writing by the Co-Managers or the Fund, as applicable.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

PRUDENTIAL INVESTMENTS LLC
By:
Name:
Title:

AST INVESTMENT SERVICES, INC.
By:
Name:
Title:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:
Title:

SCHEDULE A

Advanced Series Trust

AST Academic Strategies Asset Allocation Portfolio

As compensation for services provided by Pacific Investment Management Company LLC (PIMCO), Prudential Investments LLC and AST Investment Services, Inc. will pay PIMCO a fee on the net assets of the AST Academic Strategies Asset Allocation Portfolio managed by PIMCO that is equal, on an annualized basis, to the following:

Portfolio Investment Category	Subadvisory Fee Rates

Inflation-Indexed Securities	0.25% of average daily net assets
International Bond (Un-Hedged)	0.25% of average daily net assets
Emerging Markets Bond	0.45% of average daily net assets

Dated as of July     , 2008.